Exhibit 10.11

DATED 1 April 2025

(1) CRAWFORD & COMPANY (AUSTRALIA) PTY LTD

- and -

(2) Andrew Bart

CONTRACT OF EMPLOYMENT

Tel: +44 (0) 8700 111 111 Fax: +44 (0) 121 262 5794	KMD/DMA/391307/1/AUM/1217981487.1

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	Interpretation	5
3.	APPOINTMENT	6
4.	PROBATIONARY PERIOD	6
5.	TERM	6
6.	Reporting line	7
7.	WORKING TIME	7
8.	Place of Work and Travel	7
9.	Changes	7
10.	DUTIES	7
11.	REMUNERATION AND EXPENSES	9
12.	mobile phone/Laptop [if applicable]	11
13.	company car	11
14.	car ALLOWANCE	11
15.	SUPERANNUATION CONTRIBUTIONS	12
16.	LEAVE	12
17.	CONFIDENTIAL INFORMATION…………………………………………………………………………………………….13
18.	Intellectual Property and Moral Rights	13
19.	Termination of Employment	15
20.	Post-Employment Restraints	17
21.	Privacy and Surveillance	19
22.	Common Law Duties not Limited	20
23.	Statements and Further Assistance	20
24.	JURISDICTION	20
25.	Notices	20
26.	Entire Agreement and Implied Term	21
27.	Severance	21
28.	Holds the Benefit of this Document on Trust	21

This CONTRACT OF EMPLOYMENT is made on 01 April 2025

BETWEEN:

(1) CRAWFORD & COMPANY (Australia) Pty Ltd (ABN 11 002 317 133) of Level 3, 324 St Kilda Road, Southbank VIC 3006 ("Company"); and

(2) MR Andrew bart of 38 Bellambi Street, Northbridge NSW 2063 ("Employee")

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

In this agreement:

1.1 The following terms have the following meanings:

"Appointment" means the employment of the Employee under the terms of this agreement;

"Board" means the Board of Directors of the Company from time to time;

"Businesses" means any trade or other commercial activity which is carried on by the Company or a Group Company, or which the Company or a Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.

“Capacity” means being:

(a) in partnership or association with anybody else;

(b) an agent, representative, director, officer or employee of anybody else;

(c) a member, shareholder or holder of any other security in or from anybody else; or

(d) a trustee of, or consultant or adviser to, anybody else.

"Client" means any person who at the date of termination of the Appointment, or at any time during the 12 months immediately prior to such termination, was a client or customer of the Company or any Group Company and from whom the Employee had obtained business on behalf of the Company or any Group Company or to whom the Employee had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom the Employee had management responsibility or about whom the Employee had access to Confidential Information;

"Confidential Information" means and shall include any information relating to the business and/or the financial affairs of the Company and/or the Group and the Company's and/or any Group Company's agents, advisers, officers, consultants, employees, Clients (or Potential Clients) or suppliers, and in particular shall include:

(a) the business methods and information of the Company and any Group Company, including prices charged, discounts given to Clients or Potential Clients or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information;

(b) lists and particulars of the Company's and any Group Company's suppliers, Clients and Potential Clients and the individual contacts at such suppliers, Clients and Potential Clients;

(c) details and terms of the Company's and any Group Company's agreements with suppliers, Clients and Potential Clients;

(d) personal data relating to officers or employees of the Group and/or any Client or Potential Client;

(e) secret manufacturing or production processes and know-how or trade secrets employed by the Company, any Group Company and its and/or their suppliers, Clients or Potential Clients;

(f) all Company Intellectual Property and all Intellectual Property Rights of the Company, any Group Company and its and/or their suppliers, Clients or Potential Clients;

(g) any promotions or future promotions or marketing or publicity exercises planned by the Company and/or any Group Company;

(h) any budgets or business plans of the Company and/or any Group Company; and

(i) any information which may affect the value of the business or the shares of the Company and/or any Group Company,

whether such information is oral or in electronic or written form or otherwise, whether it is or was marked as confidential and whether or not such information is identified or treated by the Company and/or any Group Company as being confidential;

"Garden Leave" means any period in respect of which the Company has exercised its rights under clause 18.2;

"Group" means the Company and each of its Related Bodies Corporate;

"Hardware" means any computer, laptop, telephone (mobile or otherwise), machine or other device used to communicate or hold information which is provided by any Group Company to the Employee;

"Information or Communication Technology" means Hardware and Software;

"Intellectual Property Rights" means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, improvement or innovation, process, plan, product, design, formula, model or prototype, whether or not patentable or capable of registration, and whether or not recorded in any medium, specification or program (including computer software) and any other matter or work whatsoever, including any and all improvements or modifications made to any Company Intellectual Property or other matter or work, which the Employee may conceive, create or develop (whether jointly or alone), regardless of whether or not conceived, created or generated at the direction of the Company, within the scope of the Employee's employment or during or outside of work hours;

"Potential Client" means any person with whom either the Employee, or any other employee of the Company or any Group Company for whom the Employee had, at the date of the negotiations, management responsibility, carried out negotiations on behalf of the Company or any Group Company at any time during the period of three months immediately prior to the date of termination of the Appointment with a view to such person becoming a Client of the Company or of any Group Company;

"Moral Rights" means the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the Copyright Act 1968 (Cth).

"Personal Information" has the same meaning as is given to that expression in the Privacy Act 1988 (Cth).

"Related Bodies Corporate" has the meaning given to it by the Corporations Act 2001 (Cth).

"Relevant Period" means the period commencing 12 months prior to the Termination Date.

"Restraint Area" means:

(a) the Commonwealth of Australia and each other jurisdiction in which the Businesses in which the Employee was involved has been conducted by the Company in the two years prior to the Termination Date; or, if that is not enforceable;

(b) the Commonwealth of Australia; or, if that is not enforceable;

(c) the States of New South Wales, Queensland and Victoria; or, if that is not enforceable;

(d) within a 15 kilometre radius of the location of the employment as at the Termination Date.

"Restricted Business" means a business (or part of a business) that competes with a business (or part of a business) of the Company or any Group Company for which during the Relevant Period the Employee has performed duties or had responsibilities in the Employee's employment with the Company or in relation to which during the Relevant Period the Employee has acquired Confidential Information.

"Restraint Period" means:

(a) twelve months after the Termination Date, or if that is not enforceable;

(b) nine months after the Termination Date, or if that is not enforceable;

(c) six months after the Termination Date, or if that is not enforceable;

(d) three months after the Termination Date, or if that is not enforceable; and

(e) one month after the Termination Date.

"Restricted Person" means any person firm or company with whom or of which the Employee dealt or of whom or of which the Employee had knowledge by virtue of his or her duties in the Relevant Period and to whom or of which a Group Company shall at any time during the Relevant Period have supplied any Restricted Services or be negotiating with or in material discussions with a Group Company for the supply of Restricted Services.

"Restricted Services" means any services of a kind which have been provided by a Group Company in the ordinary course of the Businesses at any time during the Relevant Period and in respect of which or the marketing of which the Employee's duties were directly concerned or for which the Employee was responsible or materially involved during the Relevant Period or in relation to which the Employee possessed Confidential Information at the Termination Date.

"Restricted Shareholding" means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with the Employee carry 25% or more of the voting rights of that company.

"Salary" means the basic salary payable to the Employee under this agreement from time to time and does not include any benefits (or the value of benefits, bonus, commission or other remuneration payable to the Employee).

"Software" means any software, whether owned by or licensed to a Group Company or otherwise, including any updates, supplements, add-on components or internet-based services to, or in connection with, any software, which is provided by any Group Company to the Employee (including by being installed on any Hardware);

"Sensitive Information" has the same meaning as is given to that expression in the Privacy Act 1988 (Cth).

"Termination Date" means the date on which the employment terminates.

"Works" means any work, manual, process, article, presentations, figures, notes, diagrams and any other materials whatsoever (and in each case whether electronic or in any other material form), which the Employee may conceive, create or develop (whether alone or not and whether before or after this Agreement is signed), regardless of whether or not conceived, created or generated at the direction of the Company, using the Company's resources, within the scope of the employment or was created during or outside of work hours.

2. Interpretation

2.1 In this Agreement, unless the context otherwise requires:

2.1.1 a reference to termination of this Agreement includes a reference to termination of the contract of employment;

2.1.2 headings are for convenience only and do not affect the interpretation of this Agreement;

2.1.3 words importing the singular include the plural and vice versa;

2.1.4 words importing a gender include any gender;

2.1.5 cognate or derivative parts of speech and grammatical forms of a word or phrase which are defined in this Agreement have a corresponding meaning;

2.1.6 an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

2.1.7 a reference to a party to a document includes that party's successors and permitted assignees;

2.1.8 a reference to a statute, regulation, proclamation, ordinance or by-laws varying, consolidating or replacing it includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

2.1.9 a reference to a document or agreement includes all amendments or supplements to, or replacements or notations of, that document or agreement.

3. APPOINTMENT

3.1 The Company shall employ the Employee and the Employee shall be employed by the Company on a full-time basis in the capacity of Chief Executive Officer – International Operations and/or in such other position or capacity with such job title and powers as the Company may from time to time reasonably decide and subject to the terms and conditions set out in this agreement.

3.2 The Employee warrants that:

3.2.1 all information that the Employee has provided to the Company, such as information about education, qualifications or work experience is accurate and has been given on a bona fide basis;

3.2.2 the Employee does not have an obligation to, or restriction imposed by, a person or company, including a previous employer, which would prevent the Employee from signing this Agreement, commencing employment with the Company on the Commencement Date, or from performing any work for the Company;

3.2.3 by entering into this agreement he/she will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him/her;

3.2.4 he/she satisfies the necessary immigration requirements of and is entitled to work in Australia and will notify the Company immediately if he/she ceases to be so entitled during the Appointment.

4. PROBATIONARY PERIOD

The Employee will not be subject to a probationary period.

5. TERM

The appointment is a continuation of employment; the terms shall commence on 1 April 2025 and shall continue, unless terminated in accordance with clauses 18 of this agreement. However, for purposes of calculating the Employee’s employment entitlements, the Company recognises that the Employee has been continuously employed by the Company since 01 April 2025. The company will recognise that the employee has been employed under various entities of the Group Company since 1 October 1992, for service recognition only.

6. Reporting line

The role reports to the Chief Executive Officer. Reporting lines may alter dependant on Company structure and at the sole and absolute discretion of the Company.

7. WORKING TIME

7.1 The Employee's normal hours of work will be 8:30am - 5.00pm Monday to Friday/dependant on client needs and workload and you will be advised of such.

7.2 The Employee will be required to work such additional hours outside usual business hours as are necessary and reasonable to perform their duties. The Employee will not be entitled to any additional remuneration for working additional hours, as this has been taken into account in setting the Employee's remuneration.

8. Place of Work and Travel

8.1 The Employee's primary place of work will be Sydney, Australia but he/she may be required to work at other locations from time to time.

8.2 The Employee may be required, as part of the Employee's duties, to travel both within and outside Australia. The Employee will not be entitled to additional remuneration for such travel, but travel expenses for approved travel will be paid for by the Company in accordance with the Company's travel policy and clause 11 of this Agreement (expenses).

9. Changes

9.1 The Company may make reasonable changes to the Employee's duties, title, status, reporting structure or the location of the employment at any time. A reasonable change of this kind will not be a ground for termination of the employment. The terms and conditions set out in this Agreement will continue to govern the Employee's employment with the Company after such a reasonable change is made unless the Employee and the Company agree, in writing, to vary the terms of this Agreement.

10. DUTIES

10.1 The Employee must:

10.1.1 serve the Company faithfully and diligently and exercise all due care and skill in performing the duties and exercising the powers, which from time to time may be assigned to the Employee by the Company;

10.1.2 devote the whole of the Employee's working time, ability and attention to his/her duties and responsibilities under this Agreement;

10.1.3 use the Employee's best endeavours to promote the interests of the Company and the Group;

10.1.4 act in the best interests of the Company at all times;

10.1.5 comply with the reasonable and lawful directions given from time to time by the Company;

10.1.6 take all necessary steps to ensure that the Company complies with all regulatory, legal and licence requirements;

10.1.7 immediately notify the Company if the Employee becomes aware of or involved in anything which adversely affects or may adversely affect the business, interests or reputation of the Company, any Group Company or any of the Group's employees;

10.1.8 co-operate with the Company in any investigation which it may decide to carry out; and

10.1.9 disclose to the Company's Board all companies of which the Employee is a director and not become a non-executive director of companies other than the Company or its related bodies corporate without the consent of the Company.

10.2 The Employee must not:

10.2.1 undertake any appointment or position (including directorship) or work or advise or provide services to, or be engaged, or associated with any business or activity that:

10.2.1.1 results in the business or activity competing with the Group;

10.2.1.2 adversely affects the Group or its reputation; or

10.2.1.3 hinders the Employee's performance of his/her duties;

10.2.2 be directly or indirectly interested in any business, other than through the Employee holding or being interested in bona fide investments representing not more than three per cent of any class of shares or securities in any company, whether or not listed or dealt in on any recognised stock exchange, without the prior written consent of the Company;

10.2.3 knowingly do, or willingly permit to be done, anything to prejudice or cause loss or injury to the Company or any Group Company;

10.2.4 other than as set out in this Agreement, accept any payment or other benefit from any person as an inducement or reward for any act or omission in connection with the business and affairs of the Group or the duties assigned to the Employee by the Company from time to time;

10.2.5 unlawfully discriminate or sexually harass another person or engage in other inappropriate behaviour; or

10.2.6 use internet, email or voicemail at the Company's workplace for excessive personal use or to view or distribute offensive or illegal material.

10.3 The obligations and duties owed by the Employee to the Company under the terms of this Agreement shall be owed by the Employee to any entity, division or business within the Group for which the Employee performs work.

11. REMUNERATION AND EXPENSES

11.1 The Company shall pay to the Employee a Salary at a rate of AU$ 745,000 (or equivalent in local currency) gross per annum, plus superannuation, or at such other rate as may from time to time be agreed between the Company and the Employee.

11.2 The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal fortnightly instalments into a bank account nominated by the Employee.

11.3 The Employee’s Salary is inclusive, and in satisfaction, of any and all entitlements the Employee may have under any modern award, industrial instrument or at law, including but not limited to minimum wage rates, penalties, allowances, overtime and loadings (including annual leave ladings).

11.4 The Company shall reimburse the Employee for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by the Employee in the dicharge of his/her duties, subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company's rules and policies relating to expenses as may be in force from time to time. The Employee shall submit all expenses in a timely manner, and in any event by the end of the month in which they were incurred. If the Employee is provided with a credit or charge card by the Company this must only be used for expenses which he/she incurs in performing the Appointment.

11.4 The Employee shall be eligible to participate in the Crawford & Company Short Term Incentive Plan ("STIP"), on such terms and subject to such conditions as may be determined from time to time by the Crawford & Company board of directors ("Crawford Board"), the Board or any remuneration committee thereof (as applicable). The Employee's annual STIP target bonus is 57.5% of Employee’s Base Salary, with a maximum STIP bonus of 115% of Employee’s Base Salary. For the avoidance of doubt, any STIP bonus will be payable in accordance with the STIP terms and will be inclusive of superannuation and subject to applicable withholding taxes. The STIP is entirely discretionary and non-contractual and no STIP may be payable in some years. Crawford & Company or the Company may amend, modify or discontinue the STIP at any time including for such changes to have retrospective effect and for such changes to cap or limit the amount payable to the Employee.

11.5 The Employee understands and acknowledges that any award of bonus will be made solely at the absolute discretion of the Company and/or the Group based on various factors, including but not limited to individual performance, the overall profitability of the Company and/or the Group’s business, as well as the Company and/or the Group’s policy applicable in each year and such other factors as the Company considers appropriate in its sole discretion. If the Company makes a bonus award in respect of a particular year, it shall not be obliged to make subsequent bonus awards in respect of subsequent years.

11.6 The Company will only consider the Employee's entitlement for bonus where on the payment date the Employee:

11.6.1 continues to be employed by the Company;

11.6.2 is not subject to any notice or resignation or termination, whether given by the Employee or received from the Company;

11.6.3 are not under suspension of employment;

11.6.4 has not been terminated for any reason.

11.7 Subject to the approval of the Crawford Board, the Employee is eligible to participate in the Crawford & Company Long Term Incentive Plan ("LTIP"), on such terms and subject to such conditions as may be determined from time to time by the Crawford Board, the Board or any remuneration committee thereof (as applicable). For the avoidance of doubt, LTIP awards are granted pursuant to the terms of the LTIP by the Crawford Board. To the extent earned, awards are paid as soon as reasonably practicable after the Crawford Board certifies the previous year's financial results. The LTIP is entirely discretionary and non-contractual and no LTIP may be payable in some years. Crawford & Company or the Company may amend, modify or discontinue the LTIP at any time including for such changes to have retrospective effect and for such changes to cap or limit the amount payable to the Employee.

11.8 The Employee is eligible to participate in the Crawford & Company 2016 Omnibus Stock and Incentive Plan, on such terms and subject to such conditions as may be determined from time to time by the Crawford Board, the Board or any remuneration committee thereof (as applicable). The Crawford & Company 2016 Omnibus Stock and Incentive Plan is entirely discretionary and non-contractual and no awards may be made. Crawford & Company or the Company may amend, modify or discontinue the Crawford & Company 2016 Omnibus Stock and Incentive Plan at any time including for such changes to have retrospective effect and for such changes to cap or limit the amount payable to the Employee.

11.9 The Company shall honour all of the terms set forth in the Crawford Repatriation Letter (“Repatriation Letter”) dated 21 February 2025 and signed by the Employee on 21 February 2025. A copy of the Repatriation Letter is set out in Schedule A.

12. mobile phone/Laptop

12.1 The Employee shall be provided with a mobile phone/laptop for use in the course of employment and for reasonable private use. The conditions of use are outlined in Company policy in place from time to time.

13. CAR ALLOWANCE

13.1 As an alternative to the benefit of a motor car, the Employee will receive a car allowance in lieu of a company motor car for use as the Employee’s own car of AUD $31,500 gross per annum, plus superannuation, which shall be payable together with and in the same manner as the Salary in accordance with clause 11.1. The car allowance shall not be treated as part of the Employee's Salary for any purpose and in the event of any payment in lieu of notice of termination, shall not be payable. The Company reserves the right to vary or withdraw the car allowance payable to the Employee in any way at any time, including by reducing the amount payable.

14. Superannuation Contributions

14.1 In addition to the base salary, the Company will contribute the amount required to avoid any charge under the Superannuation Guarantee (Charge) Act 1992 (Cth), to a complying superannuation fund nominated by the Employee in writing. If the Employee does not nominate such a fund, the Company will make contributions into the Employee’s stapled superannuation fund. If the Company is notified that the Commissioner of Taxation has not identified any stapled superannuation fund belonging to the Employee, the Company will make contributions into the Company's default complying superannuation fund on the Employee’s behalf.

14.2 The Employee may elect to salary sacrifice for superannuation contributions into a complying fund.

14.3 If the Employee elects to participate in the salary sacrifice arrangement, the Employee agrees to indemnity, and keep indemnified, the Company against any liability in the event of any fines, penalties, interest or other consequences caused by a delay in making the salary sacrifice payment to a third party. The Company undertakes not to delay unreasonably the payment of any account tendered in accordance with a salary sacrifice arrangement.

15. Leave

Annual Leave

15.1 The Employee is entitled to 25 days paid annual leave for each year of service with the Company in accordance with applicable legislation. The leave accrues on a pro rata basis and is cumulative.

15.2 Annual leave will be taken at a mutually convenient time, as agreed between the Employee and the Company.

Personal/Carer's Leave

15.3 The Employee is entitled to 10 days' paid personal/carer's leave for each year of service with the Company in accordance with applicable legislation. The leave accrues on a pro rata basis and is cumulative.

15.4 The Employee is entitled to take this leave when absent from work due to a personal illness or injury and also for the purpose of caring for a member of the Employee's immediate family or household who requires the Employee's care and support because of a personal illness, personal injury or an unexpected emergency affecting the member.

15.5 If the Employee has used up their accrued entitlement to paid personal/carer's leave, the Employee is entitled to take up to two days' unpaid carer's leave for each occasion when a member of their immediate family or household requires the Employee's care or support because of a personal illness or injury or an unexpected emergency affecting the member.

15.6 The Company requires the Employee to notify the Company as soon as possible if the Employee is going to be absent from work on personal/carer's leave and the Employee may be required to produce a medical certificate for any sick leave in excess of one day and a statutory declaration for any carer's leave taken.

15.7 Untaken personal/carer's leave will not be paid out on termination of employment.

Compassionate Leave

15.8 The Employee will be entitled to up to two days' compassionate leave without loss of pay.

Long Service Leave

15.9 Long service leave is provided in accordance with applicable legislation.

16. CONFIDENTIAL INFORMATION

16.1 The Employee shall not at any time during the Appointment, nor at any time after its termination, except as reasonably required for the purposes of and during the Appointment, directly or indirectly use or disclose any Confidential Information except if it falls within one of the following exceptions:

16.1.1 the disclosure is required by law;

16.1.2 the prior written consent of the Company is obtained; or

16.1.3 the disclosure is in the proper performance of the Employee's duties to the Company's agents, employees or advisers who enter into an undertaking of confidentiality if reasonably required to do so by the Company.

16.2 The Employee must not make a copy or other record of Confidential Information except in the proper performance of the Employee's duties.

16.3 The Employee shall not make any public statement, adverse or otherwise (whether written or oral), to the media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on any matter concerned with the business or other affairs of the Company or the Group without the prior written consent of the Company or the Board.

16.4 The Employee must not use Confidential Information for a purpose other than for the benefit of the Company or a Group Company.

16.5 If the Confidential Information is lawfully within the public domain, then to the extent that the Confidential Information is public the Employee's obligations under this clause 16 will cease.

16.6 If the Employee is uncertain as to whether certain information is Confidential Information, the Employee will treat that information as Confidential Information unless the Employee is advised in writing by the Company to the contrary.

16.7 The Employee agrees that the Employee's obligations under this clause 16 will survive the termination of the employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

17. Intellectual Property and Moral Rights

17.1 The Employee acknowledges that the Company is the absolute owner of all Intellectual Property Rights in the Works and the Inventions.

17.2 The Employee must immediately and fully disclose to the Company all Works and the Inventions whether capable of attracting Intellectual Property Rights or not.

17.3 The Employee agrees to do all such things as may be requested by the Company to confirm or protect the Company's title in the Intellectual Property Rights in the Works and the Inventions, including by:

17.3.1 assigning to the Company all the Employee's existing and future Intellectual Property Rights in the Works and the Inventions (whether during the employment or after the Termination Date) at the Company's expense;

17.3.2 applying, executing any instrument and undertaking to do all things reasonably requested by the Company to vest the registration of title or other similar protection to the Company; and

17.3.3 ensuring all Intellectual Property Rights in the Works and the Inventions become the absolute property of the Company.

17.4 The assignment in clause 17.3.1 is:

17.4.1 without restriction as to use or territory;

17.4.2 in perpetuity; and

17.4.3 effective without any further payment to the Employee, whether by way of royalty or otherwise, in consideration for the assignment.

17.5 The Employee:

17.5.1 irrevocably and unconditionally consents to all or any acts or omissions by the Company or the Group, which may infringe the Employee's Moral Rights in any of the Works and the Inventions and agrees to take no action or proceedings against the Company or the Group for such breach;

17.5.2 waives any and all existing and future Moral Rights in the Works and the Inventions; and

17.5.3 acknowledges that he/she have given this consent:

17.5.3.1 voluntarily; and

17.5.3.2 without reliance on any statement or representation made by the Company, or anyone acting on its behalf.

Continuing Obligations

17.6 The Employee agrees that his/her obligations under this clause 17 will survive the termination of the employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

18. Termination of Employment

18.1 The Employee's employment may be terminated by either party by giving 12 months written notice to the other party, or in the case of the Company, by paying to the Employee Salary only in lieu of notice for all or part of the notice period.

18.2 During part or all of the period of notice referred to in clause 18.1, or if the Employee has been suspended in accordance with clause 18.6, at any time during that suspension period, the Company may, without limiting the Company's rights, require the Employee to:

18.2.1 not contact or deal with (or attempt to contact or deal with) any Client, supplier, agent, distributor, shareholder, officer, employee or other business contact of the Company or any Group Company without the prior written consent of the Company or the Board;

18.2.2 not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Company or the Board;

18.2.3 not commence any other employment or engagement, including the taking up of any directorships or consultancy services;

18.2.4 provide such assistance as the Company or any Group Company may require to effect an orderly handover of his/her responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his/her role or responsibilities; and

18.2.5 make himself/herself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work.

18.3 During any period of Garden Leave, the employee will:

18.3.1 continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;

18.3.2 remain an employee of the Company and remain bound by his/her duties and obligations, whether under this agreement or otherwise, which shall continue in full force and effect.

18.4 In the event that the Company exercises its rights under clause 18.2 of this agreement then any Garden Leave shall be set off against and therefore reduce the period for which the restrictions in clause 19 of this agreement apply.

Termination without notice

18.5 Notwithstanding any of the other provisions of this Agreement, the Company may terminate the employment without notice if any of the following occurs:

18.5.1 The Employee commits any act of dishonesty or other misconduct;

18.5.2 The Employee commits a serious or persistent breach of any of the provisions of this Agreement;

18.5.3 The Employee neglects or fails (otherwise than by reason of accident or ill health), or refuses to carry out the duties under this Agreement or refuses or fails to comply with any lawful directions given by the Company;

18.5.4 The Employee is in material breach of a Company policy or procedure including, but not limited to, the Company's sexual harassment, discrimination and general harassment policies or procedures;

18.5.5 The Employee is charged with a criminal offence which is likely to affect adversely the Company's or any Group Company's reputation;

18.5.6 The Employee acts in a manner (whether in the course of his/her duties or otherwise) which does or, in the reasonable opinion of the Company, is likely to bring him/her or the Company or any Group Company into serious disrepute;

18.5.7 The Employee becomes bankrupt, or enter into a composition with creditors, or assigns his/her estate for the benefit of creditors;

18.5.8 The Employee becomes subject to protection in accordance with a law relating to mental health or guardianship;

18.5.9 The Employee is precluded by the Corporations Act 2001 (Cth) from taking part in the management of a corporation, or is disqualified from holding office as a director of any company by virtue of any legislation; or

18.5.10 any other act which at common law would entitle the Company to end the employment summarily.

18.6 The Company may suspend the Employee, on full pay, while it conducts an investigation into any allegations of serious misconduct.

Obligations on termination

18.7 On termination of this Agreement, the Employee must return to the Company all property which belongs to the Company or any Group Company including, but not limited to, all Confidential Information, books, software, computers, documents, papers, materials, credit cards, cars, petrol cards, mobile telephones and keys held by the Employee or under the Employee's control.

18.8 If requested by the Company, instead of delivering the Confidential Information to the Company, destroy the Confidential Information (in the case of data stored electronically or in other form, by erasing it from the media on which it is stored such that it cannot be recovered or in any way reconstructed or reconstituted) and certify in writing to the Company that the Confidential Information, including all copies, has been destroyed.

Set-off

18.9 Subject to applicable law, the Company may withhold and retain any amounts which might otherwise be owed to the Employee to offset any amounts of debt owed by the Employee to the Company or any money advanced to the Employee.

Resignation from Office

18.10 If, on termination of this Agreement, the Employee is a director or hold some other office with, or other appointment of, the Company or of any Group Company, the Employee must resign as officer of the Company.

No Compensation

18.11 If this Agreement is terminated by the Company under this clause 18, the Employee acknowledges and agrees that the Employee has no further claim against the Group for compensation for loss of office in respect of the termination.

19. Post-Employment Restraints

Scope of restraint

19.1 The Employee shall not directly or indirectly, whether on his/her own behalf or on behalf of another person, firm or company:

19.1.1 for the Restraint Period, but running concurrently with the notice of termination of Appointment period, and in the Restraint Area:

19.1.1.1 seek, canvass or solicit any business, work, services, orders or custom, customers, suppliers, distributors or licensees for any Restricted Services from any Restricted Person;

19.1.1.2 solicit or entice away or seek to entice away from the Company or hire any person employed or engaged by the Company in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity, or who had significant direct dealings with customers of the Businesses, or who by reason of such employment or engagement is likely to have knowledge of any trade secrets or Confidential Information of the Company, and was a person with whom the Employee dealt during the

Relevant Period in the course of performing the Employee's duties under this Agreement;

19.1.1.3 interfere or seek to interfere, directly or indirectly, with the relationship between the Company or a Group Company and its customers, suppliers, distributors, licensees, officers, employees, contractors or agents.

19.1.2 at any time after the Termination Date:

19.1.2.1 induce or seek to induce by any means involving the disclosure or use of Confidential Information any Restricted Person to cease dealing with the Company or to restrict or vary the terms upon which it deals with the Company;

19.1.2.2 be held out or represented by the Employee or any other person, as being in any way connected with or interested in the Company; or

19.1.2.3 disclose to any person or make use of any Confidential Information.

Acknowledgements

19.2 The Employee acknowledges that:

19.2.1 each of the prohibitions and restrictions contained in this clause 19 are reasonable and necessary having regard to the interests of the Company and the Group and the nature of the Employee's duties with the Company;

19.2.2 the prohibitions and restraints contained in this clause 19 do not unreasonably restrict the Employee's right to practise his/her profession;

19.2.3 the remuneration and other benefits payable to the Employee include consideration in respect of the Employee's obligations under this clause 19;

19.2.4 each of the prohibitions and restrictions in clause 19 are intended to be separate and severable. If any of these are found to be unenforceable in whole or in part, the enforceability of the remainder of that prohibition or restriction will not be affected;

19.2.5 if there is any inconsistency or contradiction between the prohibitions and restrictions which are not invalid or unenforceable, the prohibition or restraint with the longest Restraint Period and the widest Restraint Area, to the exclusion of any other prohibition or restraint, constitutes the restraint agreed between the Employee and the Company;

19.2.6 if the Employee breaches his/her obligations under this clause 19 then, in addition and without prejudice to any other remedy which the Company may have, the Company is entitled to seek and obtain interlocutory and permanent injunctive relief in any court of competent jurisdiction; and

19.2.7 nothing in this agreement does, or intends, to prevent the Employee disclosing his/her remuneration or any terms and conditions of employment necessary to determine remuneration outcomes.

19.3 The Employee agrees that his/her obligations under this clause 19 will survive the termination of the employment.

20. Privacy and Surveillance

Privacy

20.1 The Employee consents to the Company collecting, using, disclosing to third parties and transferring overseas to any other Group Company the Employee's Personal Information and Sensitive Information for the purpose of the employment and for purposes related to that purpose.

Surveillance

20.2 From the Commencement Date, on an on-going basis, the Employee's computer use, including internet and email use, may be subject to monitoring through the use of software, in accordance with Company policy and applicable legislation. The Employee may also be subject camera surveillance through visible cameras while on the Company's premises.

20.3 The Company will monitor messages sent and received via any Information or Communication Technology and may access and disclose to management the content of messages in order to ensure that the Employee is complying with the Company's policies.

20.4 In particular, the Employee should be aware that no email, voicemail or other communication sent or received through any Information of Communication Technology is private, and also that emails, voicemails or other communications, or any document created on the Company's computer systems, however confidential or damaging, may have to be disclosed in court or other proceedings. An email, voicemail or other communication which has been deleted can still be retrieved and may be monitored for training or quality control purposes.

20.5 The Company further reserves and intends to exercise its right to monitor and disclose to management all use of the internet through its Information or Communication Technology to the extent authorised by law.

20.6 The Employee hereby consents to any such monitoring and/or disclosure as is referred to in this clause 20.

21. Common Law Duties not Limited

21.1 Nothing in this Agreement limits the Employee's duties to the Company that are implied at common law.

22. Statements and Further Assistance

22.1 After the Termination Date, the Employee:

22.1.1 will not at any time make any adverse, untrue or misleading statement about the Company or a Group Company or the officers or employees of any of them, or represent themselves as being connected with the Company; and

22.1.2 will co-operate with the Company or a Group Company by providing such reasonable assistance as may be required in connection with any claim made by or against the Company or any Group Company, where the Company considers that the Employee has knowledge or information which is relevant to any such claim. The provision of such assistance may include attending meetings, giving and signing statements and attending hearings.

23. JURISDICTION

23.1 The interpretation and enforcement of this Agreement shall be subject to the laws specified in the state or territory in which the Employee predominantly works in Australia. The parties submit to the non-exclusive jurisdiction of that state or territory's courts and courts of appeal from them. The parties will not object to the exercise of jurisdiction by those courts on any basis.

24. Notices

24.1 All notices and other communications relating to the employment will be deemed to have been given:

24.1.1 if by delivery, when delivered;

24.1.2 if by facsimile transmission, when despatched; and

24.1.3 if by post, postage prepaid, on the day on which in the ordinary course of post it would be delivered.

25. Entire Agreement and Implied Term

25.1 This agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes, cancels and nullifies any previous agreement between the parties or any of them relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination. For the avoidance of doubt, any previous contract of employment between the parties, or between the Employee and any other Group Company, is hereby terminated with immediate effect.

25.2 Each of the parties acknowledges and agrees that in entering into this agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.

25.3 Notwithstanding the duties and obligations the Employee owes the Company under this Agreement and otherwise, the parties agree to exclude from this Agreement and the employment any implied duty of mutual trust and confidence the Company may owe the Employee.

25.4 Nothing in this clause 25 shall operate to exclude any liability for fraud.

26. Severance

26.1 Any provision of this Agreement which is or becomes illegal, void or unenforceable in any jurisdiction:

26.1.1 is severable;

26.1.2 will be ineffective and severable in that jurisdiction to the extent of the illegality, voidness or unenforceability;

26.1.3 will not invalidate the remaining provisions of this Agreement; and

26.1.4 will not affect the validity or enforceability of that provision in any other jurisdiction.

27. Holds the Benefit of this Document on Trust

27.1 Insofar as this Agreement relates to a Group Company, the Employee agrees that the Company holds the benefits of this Agreement insofar as they relate to a Group Company, on trust for the Group Company and that the Company may enforce this Agreement on behalf of a Group Company. Further, any Group Company may enforce this Agreement in respect of those provisions of this Agreement insofar as it relates to any of them.

Execution

Executed as an Agreement.

Signed for and on behalf of Crawford & Company (Australia) Pty Ltd (ABN 11 002 317 133)	Director – Crawford & Company EMEA/A-P Holdings Limited
/s/ Tami Stevenson	Signature of authorised person
Tami Stevenson	Name of authorised person (print)

Signed by Andrew Bart in the presence of: /s/ Davina Wilson Davina Wilson	)/s/ Andrew Bart ) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of Andrew Bart

SCHEDULE A